CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 4.19

AMENDMENT

This is to confirm the amendment to R&D AND CONSIGNMENT AGREEMENT (“the Agreemenf”) executed on March 29, 2018 between Toppan Inc. (formerly known as Toppan Printing Co., Ltd.) and VTS-Touchsensor Co., Ltd.

1.The parties agree to replace the Exhibit B in the Agreement with the Exhibit B attached hereto.

2.This amendment shall have effect as from October 1, 2021 and shall end on March 31,2022.

3.This amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this amendment delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of any original signed copy of this amendment.

4.Except as specifically provided herein above, the parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Inc.		VTS-Touchsensor Co., Ltd.

Date:	21 Oct 2021	Date:	20 Oct 2021

By:	/s/ Kazunori Katsumura	By:	/s/ Mario Bernardo N.Santos
Name: Kazunori Katsumura		Name: Mario Bernardo N.Santos
Title: Senior General Manager		Title: Managing Director

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit B

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